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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders
PC Service Source, Inc.:


We consent to the incorporation by reference in the registration statements (nos. 333-09333, 333-09335, 33-81146 and 33-98176) on Form S-8 of PC Service
Source, Inc. of our report dated February 13, 1998 relating to the consolidated balance sheet of PC Service Source, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows and the related financial statement schedule for the years ended December 31, 1997 and 1996, which report appears in the December 31, 1998 annual report on Form 10-K of PC Service Source, Inc.


                                             KPMG LLP



Dallas, Texas
March 29, 1999